Exhibit 99.3
LETTER TO CLIENTS
OFFER TO EXCHANGE ONE (1) COMMON SHARE OF
TERRA NOVA ROYALTY CORPORATION
FOR
EACH OUTSTANDING COMMON SHARE
OF
MASS FINANCIAL CORP.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
NEW YORK TIME, ON NOVEMBER 8, 2010, UNLESS THE OFFER IS
EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE
WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.
October 7, 2010
To Our Clients:
     Enclosed for your consideration is the Prospectus, dated October 7, 2010 (the “Prospectus”), and the related Letter of Transmittal (which, together with the Prospectus and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Terra Nova Royalty Corporation, a company existing under the laws of the Province of British Columbia (“Terra Nova”) and TTT Acquisition Corp., a wholly-owned subsidiary of Terra Nova incorporated pursuant to the laws of Barbados (the “Merger Subsidiary”) to exchange each outstanding class A common share (the “Mass Shares”), of Mass Financial Corp., a company existing under the laws of Barbados (“Mass”), for common shares of Terra Nova and cash in lieu of any fractional shares, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal enclosed herewith.
WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF MASS SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH MASS SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.
     We request instructions as to whether you wish to have us tender on your behalf any or all of the Mass Shares held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, and, if you wish to tender, the consideration that you wish to receive in exchange for your Mass Shares.
     Your attention is invited to the following:
1.	Terra Nova is offering to exchange each outstanding Mass Share for common shares of Terra Nova and cash in lieu of any fractional shares, upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal.

2.	The Offer is being made for all outstanding Mass Shares.

3.	The Offer is being made pursuant to the Support and Merger Agreement dated as of September 24, 2010, by and among Terra Nova, the Merger Subsidiary and Mass (the “Agreement”). The Agreement provides that upon satisfaction or, if permissible, waiver of all conditions set forth in the Agreement if, following completion of this Offer or any subsequent transaction contemplated by the Agreement, Terra Nova or the Merger Subsidiary acquires all of the outstanding Mass Shares, then Mass will be amalgamated with the Merger Subsidiary in accordance with the Companies Act (Barbados) (the “Merger”). The Agreement is more fully described in the section of the Prospectus entitled “The Agreement”.

4.	The board of directors of Mass has determined that the Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to, and in the best interests of, Mass and Mass’s shareholders, has approved and declared advisable the Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and recommends that Mass shareholders accept the Offer and tender their Mass Shares pursuant to the Offer.
5.	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK TIME, ON NOVEMBER 8, 2010, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

6.	The Offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Mass Shares that, together with the Mass Shares held by Terra Nova and its affiliates, constitute at least 50.1% of the outstanding Mass Shares calculated on a fully diluted basis. The Offer is also subject to other conditions set forth in the Prospectus, which you should review in detail.

7.	Any share transfer taxes applicable to the sale of Mass Shares to Terra Nova pursuant to the Offer will be paid by Mass, except as otherwise provided in the Letter of Transmittal.
     The Offer is being made solely by means of the Prospectus and the related Letter of Transmittal (and any supplements and amendments thereto) and is being made to all holders of Mass Shares. Except as disclosed in the Prospectus, Terra Nova is not aware of any state in which the making of the Offer or the acceptance of Mass Shares pursuant to the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Terra Nova or the Merger Subsidiary becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Mass Shares pursuant thereto, Terra Nova or the Merger Subsidiary will make a good faith effort to comply with such state statute. If, after such good faith effort, Terra Nova or the Merger Subsidiary cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Mass Shares residing in any such state. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Terra Nova or the Merger Subsidiary by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
     If you wish to have us tender any or all of your Mass Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instruction form to us is enclosed. If you authorize the tender of your Mass Shares, all your Mass Shares will be tendered unless otherwise specified on the reverse side of this letter.
YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN SUFFICIENT TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.
INSTRUCTIONS WITH RESPECT TO THE
OFFER TO EXCHANGE ONE (1) COMMON SHARE OF
TERRA NOVA ROYALTY CORPORATION
FOR
EACH OUTSTANDING COMMON SHARE
OF
MASS FINANCIAL CORP.
     The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus, dated October 7, 2010, and the related Letter of Transmittal in connection with the offer by Terra Nova and the Merger Subsidiary to exchange each outstanding Mass Share for common shares of Terra Nova and cash in lieu of any fractional shares.

     This will instruct you to tender the number of Mass Shares indicated below (or, if no number is indicated below, all Mass Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal.
Account No.: _____________________
Number of Mass Shares to be Tendered: ___________________(1)
Dated: _____________________

(1)	Unless otherwise indicated, it will be assumed that all Mass Shares held by us for your account are to be tendered.

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